Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions
"Financial Highlights" in the Prospectus and "Legal Matters and Independent Auditors" and "Financial Statements and
Report of Independent Auditors" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 19 to Registration
Statement Number 2-77986 (Form N-1A) of our report dated
November 3, 1995 on the financial statements and financial highlights of GIT Tax-Free Trust (comprising the Arizona, Maryland, Missouri, Virginia, National and Money Market Portfolios) for the year ended September 30, 1995, included in the 1995 Annual Report to Shareholders.

(signature)
Ernst & Young LLP
Washington, DC
January 29, 1996